Exhibit 3.1

PROVECTUS PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION

(Pursuant to NRS 78.1955)

Series A 8% Convertible Preferred Stock

par value $.001 per share

Pursuant to Article 5.2 of the Restated Articles of Incorporation of Provectus Pharmaceuticals, Inc. (the “Corporation”) and in accordance with the provisions of Section 78.1955 of the Nevada Corporation Code, on February 20, 2013, the Board of Directors of the Corporation duly adopted this Certificate of Designation establishing the following voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A 8% Convertible Preferred Stock of the Corporation:

1. Designation and Number of Shares. One series of Preferred Stock is established and designated as Series A 8% Convertible Preferred Stock, par value $.001 per share (the “Series A 8% Convertible Preferred Stock”). The number of shares constituting the Series A 8% Convertible Preferred Stock shall be 5,000,000 shares.

2. Definitions. For the purpose of this Certificate of Designation, the following definitions apply:

(a) “Affiliate” means, with respect to any person: (a) that directly or indirectly, through one or more intermediaries Controls, or is controlled by, or is under common control with, such person.

(b) “Articles of Incorporation” means the Restated Articles of Incorporation of the Corporation as filed with the Nevada Secretary of State on June 27, 2003, as amended by those Certificates of Amendment filed on January 8, 2010, March 5, 2010 and August 31, 2011, as may be further amended or supplemented from time to time.

(c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(d) “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the 1934 Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion or exercise of Series A 8% Convertible Preferred Stock and the Securities issued together with the Series A 8% Convertible Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

(e) “Commission” means the United States Securities and Exchange Commission.

(f) “Common Stock” means the common stock, par value $.001 per share, authorized for issuance under the Articles of Incorporation.

(g) “Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Conversion Price” means $0.75 per share of Series A 8% Convertible Preferred Stock, as adjusted from time to time as set forth in this Certificate of Designation.

(i) “Conversion Shares” shall have the meaning as set forth in Section 6(a) herein.

(j) “Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

(k) “Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable holder in respect of the Series A 8% Convertible Preferred Stock, (c)(i) there is an effective Registration Statement pursuant to which the holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected holders, (d) the Common Stock is trading on a Trading Market and all of the shares of Common Stock issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 9 and herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, and (i) for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds 150,000 shares per Trading Day (subject to adjustment for forward and reverse stock splits or similar capital reorganizations).

(l) “Fundamental Transaction” shall have the meaning set forth in Section 8(d).

(m) “GAAP” means United States generally accepted accounting principles.

(n) “Junior Stock” means the Common Stock and each other class or series of the Corporation’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series rank senior to or on par with the Series A 8% Convertible Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation

(o) “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

(p) “Market Price” means, as of a determination date, (i) the volume-weighted average price of Common Stock on the OTCBB for the 15 Trading Days immediately preceding such date calculated by adding up the dollars traded for every transaction on each Trading Day (price multiplied by the number of shares traded) and then dividing by the total shares traded for the Trading Day, or (ii) if the OTCBB is not the principal trading market for the shares of Common Stock, the volume-weighted average price of Common Stock on the principal trading market for the Common Stock during the same period and calculated in the same manner set forth above, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made under this Certificate of Designation.

(q) “Original Issue Date” means the date of the first issuance of any shares of the Series A 8% Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series A 8% Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A 8% Convertible Preferred Stock.

(r) “Original Issue Price” means the original issue price of $0.75 per share of Series A 8% Convertible Preferred Stock, as adjusted for any combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends (other than any dividend paid on the Series A 8% Convertible Preferred Stock) or splits with respect to such shares.

(s) “Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 4.30 attached to the Purchase Agreement and (b) lease obligations and purchase money indebtedness of up to $250,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets

(t) “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

(u) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(v) “Purchase Agreement” means the Securities Purchase Agreement, dated as of the February 22, 2013, among the Corporation and the original holders, as amended, modified or supplemented from time to time in accordance with its terms.

(w) “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original holders, in the form of Exhibit B attached to the Purchase Agreement.

(x) “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each holder as provided for in the Registration Rights Agreement.

(y) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the 1933 Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

(z) “Trading Day” means a day on which the principal Trading Market is open for business.

(aa) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(bb) “Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto, and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

(cc) “Underlying Shares” means, collectively, the Conversion Shares and the Warrant Shares.

(dd) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common

Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

(ee) “Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holder at the Closing in accordance with Section 3.2(a) of the Purchase Agreement, which Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of Exhibit A attached to the Purchase Agreement.

(ff) “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

(gg) “8% Convertible Preferred Stock” shall mean shares of the Corporation’s 8% Convertible Preferred Stock, par value $0.001 per share, convertible into Common Stock, with such terms as described in the Certificate of Designation filed by the Corporation on March 5, 2010, as may be amended from time to time.

(hh) “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

3. Rank. The Series A 8% Convertible Preferred Stock shall rank (i) senior to the Junior Stock and (ii) on parity with the 8% Convertible Preferred Stock and any other class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series A 8% Convertible Preferred Stock, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and the payment of dividends.

4. Dividends.

(a) The holders of Series A 8% Convertible Preferred Stock shall be entitled to receive, only out of assets legally available for payment of dividends, cumulative cash dividends on the Original Issue Price, and no more, payable quarterly in arrears on each January 15, April 15, July 15 and October 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”) in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 4(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The period from and including the date of issuance of the Series A 8% Convertible Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A 8% Convertible Preferred Stock will accrue on the Original Issue Price for each related Dividend Period at a rate equal to 8% per annum. The form of dividend payments to each holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable

Dividend Payment Date (the “Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock which shall be valued at the Dividend Conversion Rate (as defined in Section 4(b)), (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Original Issue Price.

(b) The number of shares of Common Stock payable under this Section shall be the quotient of amount of the cash dividend per share of Series A 8% Convertible Preferred Stock calculated under Section 4(a) divided by the Market Price determined as of the Dividend Payment Date (the “Dividend Conversion Rate” and such shares of Common Stock, the “Dividend Conversion Shares”).

(c) Any accrued and unpaid dividends payable under Section 4(a) which are not paid within five Business Days of such accrued and unpaid dividends’ Dividend Payment Date shall bear interest at the rate of 13% per annum from such Dividend Payment Date until the dividend is paid in full. Such additional interest shall be paid in cash or Common Stock in the manner set forth in Section 4(a) or Section 4(b).

(d) No distribution shall be made with respect to the Common Stock or the Series A 8% Convertible Preferred Stock (except for the dividend permitted this Section 4) until all accumulated dividends have been declared and paid on the Series A 8% Convertible Preferred Stock. After the payment of the dividends described in this Section 4, the Board of Directors may declare and pay dividends on Common Stock; provided, however, that any dividend declared on the Common Stock shall be paid on a pro rata basis to holders of Common Stock and Series A 8% Convertible Preferred Stock on an as-converted basis.

5. Liquidation Rights. Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the Corporation shall designate a time period (which shall not be less than ten business days) during which the holders of Series A 8% Convertible Preferred Stock may exercise their rights to convert all or a portion of their Series A 8% Convertible Preferred Stock into Common Stock as set forth in Section 7. Each holder of Series A 8% Convertible Preferred Stock that does not exercise its rights to convert shall be entitled to receive out of the assets of the Corporation, for each share of Series A 8% Convertible Preferred Stock, cash in an amount equal to (i) the Original Issue Price plus (ii) all accrued but unpaid dividends on the share, before any payment or distribution shall be made on the Junior Stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Corporation which by its terms is senior to the

Series A 8% Convertible Preferred Stock, if any. After the payment to the holders of Series A 8% Convertible Preferred Stock of the full preferential amounts set forth above, the holders of Series A 8% Convertible Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. Shares of Series A 8% Convertible Preferred Stock shall not be entitled to participate in the liquidation as shares of Common Stock without first foregoing the Series A 8% Convertible Preferred Stock liquidation preference. If the assets of the Corporation available for distribution to the holders of Series A 8% Convertible Preferred Stock upon any liquidation, dissolution or winding-up of the Corporation are insufficient to pay the full preferential amount to which the holders of Series A 8% Convertible Preferred Stock are entitled, then the holders of Series A 8% Convertible Preferred Stock shall share in such distribution of assets pro rata in accordance with the amount that would be payable on such distribution if the amounts to which the holders of Series A 8% Convertible Preferred Stock were entitled were paid in full.

For purposes of this Section 5, a merger or other corporate reorganization in which the Corporation’s stockholders shall receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of voting stock of the Corporation immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which all or substantially all of the assets of the Corporation are sold shall be treated as a liquidation for purposed of the liquidation preference contained in this Section 5. Prior to the consummation of such transaction, the Corporation shall designate a time period (which shall not be less than ten business days) during which the holders of Series A 8% Convertible Preferred Stock may exercise their rights to convert all or a portion of their Series A 8% Convertible Preferred Stock into Common Stock as set forth in Section 7.

6. Voting Rights.

(a) Generally. Except as otherwise required by Nevada law or as expressly provided in this Certificate of Designation or the Articles of Incorporation, the holders of Series A 8% Convertible Preferred Stock shall not have any voting rights. With respect to any matter on which the holders of Common Stock shall be entitled to vote, the holders of shares of Series A 8% Convertible Preferred Stock shall vote together with the holders of Common Stock, and not as a separate class, and each share of Series A 8% Convertible Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion, subject to the Ownership Limitation Percentage (as defined in Section 10).

(b) Certain Actions. In addition to the voting rights described in Section 6(a) above, so long as at least 25% of the aggregate number of originally-issued shares of Series A 8% Convertible Preferred Stock are outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A 8% Convertible Preferred Stock, voting as a separate class, (i) take any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking senior or pari passu to the Series A 8% Convertible Preferred Stock with respect to redemption, voting, dividends, or liquidation rights; (ii) amend, alter, or repeal any provision of the Certificate of

Incorporation or Bylaws in a manner that is adverse to the relative rights, preferences, qualifications, limitation or restrictions of the Series A 8% Convertible Preferred Stock; (iii) declare or pay a dividend or distribution on any securities of the Corporation prior to the payment of the dividends required by this Certificate of Designation to the holders of Series A 8% Convertible Preferred Stock; (iv) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (v) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (vi) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Stock, other than as to (x) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (y) repurchases of Common Stock or Convertible Securities of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors; or (vii) approve any of the actions set forth in the second paragraph of Section 5.

7. Optional Conversion by Holder. The Series A 8% Convertible Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 7, the holder of any shares of Series A 8% Convertible Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert shares of Series A 8% Convertible Preferred Stock into such number of shares of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, multiplied by the number of shares of Series A 8% Convertible Preferred Stock being converted (the “Conversion Shares”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Series A 8% Convertible Preferred Stock owned prior to the conversion at issue, the number of shares of Series A 8% Convertible Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A 8% Convertible Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A 8% Convertible Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A 8% Convertible Preferred Stock promptly following the Conversion Date at issue. Shares of Series A 8% Convertible Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Mechanics of Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder (A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Series A 8% Convertible Preferred Stock (including, if the Corporation has given continuous notice pursuant to Section 4(a) for payment of dividends in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Corporation, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3(a) but assuming that the Dividend Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Corporation and excluding for such issuance the condition that the Corporation deliver the Dividend Share Amount as to such dividend payment prior to the commencement of the Dividend Notice Period), and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(c) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the holder any original Series A 8% Convertible Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the Common Stock certificates issued to such holder pursuant to the rescinded Conversion Notice.

(d) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A 8% Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. In the event a holder shall elect to convert any or all of its Series A 8% Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Series A 8% Convertible Preferred Stock of such holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such holder in the amount of 150% of the aggregate Original Issue Price of the Series A 8% Convertible Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 7(b) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Series A 8% Convertible Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.

(e) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the holder, if the Corporation fails for any reason to deliver to a holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 7(b), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A 8% Convertible Preferred Stock equal to the number of shares of Series A 8% Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(b). For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A 8% Convertible Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A 8% Convertible Preferred Stock as required pursuant to the terms hereof

(f) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series A 8% Convertible Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of such shares of Series A 8% Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A 8% Convertible Preferred Stock. If more than one share of Series A 8% Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A 8% Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A 8% Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to (i) that fractional interest multiplied by (ii) the sum of (A) the Original Issue Price plus (B) any dividends on such share of Series A 8% Convertible Preferred Stock which such holder is entitled to receive, but has not yet received.

8. Optional Conversion by the Corporation.

(a) Optional Conversion. If, at any time, the VWAP for the 30 Trading Days immediately preceding such date calculated by adding up the dollars traded for every transaction on each Trading Day (price multiplied by the number of shares traded) and then dividing by the total shares traded for the Trading Day exceeds 300% of the

Conversion Price (which is $2.25 as of the Initial Issue Date) and the average daily trading volume exceeds 150,000 shares subject to adjustment for forward and reverse stock splits and the like) for 30 consecutive Trading Days (“Threshold Period”), the Corporation may, within 1 Trading Day after the end of any such Threshold Period, deliver a written notice to all holders (“Company Conversion Notice” and the date such notice is delivered to all Holders, the “Company Conversion Notice Date”), to convert all or a portion of the shares of Series A 8% Convertible Preferred Stock into such number of shares of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, multiplied by the number of shares of Series A 8% Convertible Preferred Stock being converted. The “Conversion Date” for purposes of Section 7 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Company Conversion Date”). If only a portion of Series A 8% Convertible Preferred Stock then outstanding is to be converted, the Corporation shall select the shares to be converted in whatever reasonable manner its Board of Directors determines; provided, however that, subject to the next sentence, such selection shall be pro rata among the holders of the Series A 8% Convertible Preferred Stock. Notwithstanding the foregoing, if the Equity Conditions have not been met during the applicable Threshold Period through and including the later of the Company Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the holders pursuant to the Company Conversion Notice, the Corporation’s right to deliver a Company Conversion Notice and convert such shares of Series A 8% Convertible Preferred Stock held by such holder shall be suspended. For purposes of clarification, a conversion pursuant to this Section shall be subject to all of the provisions of Section 7 and Section 10, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

(b) Procedural Requirements. The Corporation shall send the Company Conversion Notice to all holders of record of shares of Series A 8% Convertible Preferred Stock that are converted pursuant to Section 8(a). Upon receipt of such notice, each holder of shares of Series A 8% Convertible Preferred Stock being converted shall surrender his, her or its certificate or certificates for all such shares of Series A 8% Convertible Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series A 8% Convertible Preferred Stock that are converted pursuant to Section 8(a), including the rights, if any, to receive dividends, receive notices and vote (other than as a holder of Common Stock), will terminate upon the Company Conversion Date. As soon as practicable after the conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A 8% Convertible Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions of Section 8(a), together with cash as provided in Section 7(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Series A 8% Convertible Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A 8% Convertible Preferred Stock, and a cash adjustment shall be paid for such fractional shares as set forth in Section 7(b).

9. Adjustments to Conversion Price.

(a) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series A 8% Convertible Preferred Stock is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A 8% Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A 8% Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately increased. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Common Stock Dividends and Distributions. If at any time from time to time after the Original Issue Date the Corporation pays a dividend or other distribution in additional shares of Common Stock to the holders of Common Stock, the Conversion Price in effect immediately before the dividend or distribution shall be decreased as follows:

(i) The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

(1) a numerator which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(2) the denominator which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted to reflect the actual payment of such dividend or distribution.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A 8% Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9), in any such event each holder of Series A 8% Convertible Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A 8% Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) Reorganizations, Mergers or Consolidations. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A 8% Convertible Preferred Stock, the holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 10 on the conversion of this Series A 8% Convertible Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series A 8% Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 10 on the conversion of this Series A 8% Convertible Preferred

Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A 8% Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 9(d) pursuant to written agreements in form and substance reasonably satisfactory to the holder and approved by the holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series A 8% Convertible Preferred Stock, deliver to the holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series A 8% Convertible Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A 8% Convertible Preferred Stock (without regard to any limitations on the conversion of this Series A 8% Convertible Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series A 8% Convertible Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(e) Adjustments for Dilutive Issues.

(i) Special Definitions. For purposes of Section 9(e), the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 9(e)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Series A 8% Convertible Preferred Stock;

(B) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9(a) through Section 9(d);

(C) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(D) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation; or

(E) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation.

(ii) Deemed Issue of Additional Shares of Common Stock.

(1) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 9(e)(iii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 9(e)(ii)(2) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section

9(e)(iii) (either because the consideration per share (determined pursuant to Section 9(e)(iv)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 9(e)(ii)(1) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 9(e)(ii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 9(e)(ii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 9(e)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9(e)(ii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(iv) Determination of Consideration. For purposes of this Section 9(e)(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9(e)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(v) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 9(e)(iii), then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 9(b) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series A 8% Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Ownership Limitation Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Ownership Limitation Percentage, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Ownership Limitation Percentage).

10. Beneficial Ownership Limitation. Notwithstanding anything in this Certificate of Designation to the contrary, the right of the holder to convert the Series A 8% Convertible Preferred Stock shall be subject to a 4.99% limitation, with the result that the Corporation shall not effect any conversion of the Series A 8% Convertible Preferred Stock, and the holder shall not have the right to convert any portion of the Series A 8% Convertible Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s Affiliates) would beneficially own in excess of 4.99% (the “Ownership Limitation Percentage”) of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder of Series A 8% Convertible Preferred Stock (together with the holder’s Affiliates) shall include the number of shares of Common Stock issuable upon conversion of the Series A 8% Convertible Preferred Stock for which determination is being made under this Section 9(e)(v), but shall exclude the number of shares of Common Stock issuable upon (A) conversion of the remaining unconverted shares of Series A 8% Convertible Preferred Stock beneficially owned by such holder and its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation. Except as set forth in the preceding sentence, for purposes of this Certificate of Designation, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and Regulation 13d-3 thereunder. By written notice to the Corporation, a holder of Series A 8% Convertible Preferred Stock may increase or decrease the Ownership Limitation Percentage to any percentage not in excess of 9.99% as specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and any such increase or decrease will apply only to the requesting holder and not to any other holder of Series A 8% Convertible Preferred Stock.

11. Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A 8% Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A 8% Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A 8% Convertible Preferred Stock.

12. Report or Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of shares of Series A 8% Convertible Preferred Stock, the Corporation at its expense will promptly deliver a certificate of the Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this Certificate of Designation. The Corporation shall also cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation) selected by the Corporation to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Corporation will forthwith (and in any event not later than 30 days following the occurrence of the event requiring such adjustment) furnish a copy of each such report to each holder, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing how it was calculated. The Corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by each holder or any prospective purchaser of shares of Series A 8% Convertible Preferred Stock designated by the holder thereof.

13. Notices of Corporate Action. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than the regularly-scheduled dividends described in Section 2(bb) of this Certificate of Designation), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all the assets of the Corporation to any other person; or (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then the Corporation will deliver to each holder of the Series A 8% Convertible Preferred Stock a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be furnished at least 20 days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Corporation is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 13, or the Corporation’s securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each holder of the Series A 8% Convertible Preferred Stock simultaneously with the notice provided to the Corporation’s stockholders.

14. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under application law.

16. No Other Rights or Preferences. The Series A 8% Convertible Preferred Stock shall have no other rights or preferences other than set forth in this Certificate of Designation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation as of the 21st day of February, 2013.

PROVECTUS PHARMACEUTICALS, INC.

By:	/s/ Peter R. Culpepper
Name:	Peter R. Culpepper
Title:	Chief Financial Officer and
Chief Operating Officer

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